Cover Letter to the Offer to Purchase and Letter of Transmittal

IF YOU DO NOT WANT TO SELL YOUR SHARES OF BENEFICIAL

INTEREST AT THIS TIME, PLEASE DISREGARD THIS NOTICE. THIS IS SIMPLY A

NOTIFICATION OF THE FUND’S REPURCHASE OFFER.

FAIRWAY PRIVATE EQUITY & VENTURE CAPITAL OPPORTUNITIES FUND

One South Wacker Drive, Suite 1050

Chicago, Illinois 60606

January 30, 2025

Dear Shareholder:

This letter serves to inform you of important dates relating to a repurchase offer by Fairway Private Equity & Venture Capital Opportunities Fund (the “Fund”). If you are not interested in tendering your shares of beneficial interest in the Fund for repurchase at this time, please disregard this notice and take no action. The Fund currently has two (2) registered classes of Shares: Class I Shares and Class A Shares. Only the Class I Shares (the “Shares”) are currently offered.

Please note that the sale of Shares that were issued on or after April 1, 2024 will be subject to an “early repurchase fee,” which will reduce your payment by 2%. In addition, the sale of Shares may also be subject to income and transfer taxes.

The tender offer period will begin on January 30, 2025 and end at 11:59 p.m., Eastern Time, on March 28, 2025 (the “Expiration Date”). The purpose of the tender offer is to provide liquidity to shareholders of the Fund (“Shareholders”). Shares may be presented to the Fund for repurchase only by tendering them during one of the Fund’s announced tender offers.

If you do not wish to sell your Shares for any reason, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR SHARES AT THIS TIME.

Should you wish to tender all or some of your Shares during this tender offer period, please complete the enclosed Letter of Transmittal and return it to the Fund by regular mail (Fairway Private Equity & Venture Capital Opportunities Fund, c/o Ultimus Fund Solutions, LLC, P.O. Box 541150, Omaha, NE 68154-9150), overnight/certified mail (Fairway Private Equity & Venture Capital Opportunities Fund, c/o Ultimus Fund Solutions, LLC, 4221 N 203rd St, Suite 100, Elkhorn, NE 68022) or fax (402) 963-9094) as instructed in the Letter of Transmittal. All tenders of Shares must be received in good order by the Fund’s administrator by 11:59 p.m., Eastern Time, on March 28, 2025.

All Shareholders tendering Shares should carefully review their Letter of Transmittal and follow the delivery instructions therein.

If you tender Shares and the Fund purchases those Shares the Fund will effect payment for those Shares by issuing cash or a non-interest-bearing, non-transferable debt obligation, which may or may not be certificated, entitling you to a single payment equal to 100% of the unaudited net asset value of the Shares tendered and accepted for purchase by the Fund, determined as of March 31, 2025 or such later date as may be determined by the Fund if the Offer is extended (the “Valuation Date”), which, unless the existence of changes in tax or other laws or regulations or unusual market conditions result in a delay, will be paid to you on or before the later of 60 days after the Valuation Date.

If more than 72,174.754 Shares are tendered to the Fund before the expiration of the repurchase offer and not withdrawn, the Fund will, in its sole discretion, either (a) accept the additional Shares permitted to be accepted pursuant to Rules 13e-4(f)(1) and 13e-4(f)(3) under the Securities Exchange Act of 1934, as amended; (b) extend the repurchase offer, if necessary, and increase the number of Shares that the Fund is offering to purchase to a number it believes sufficient to accommodate the excess Units tendered, as well as any Shares tendered during the extended repurchase offer period; or (c) accept Shares tendered on or before the Expiration Date for payment on a pro rata basis based on the number of tendered Shares. The unaccepted portion of any tender of Shares made by a Shareholder pursuant to the tender offer shall not be automatically carried forward or given priority in connection with any future tender offer made by the Fund, but any Shareholder that wishes to have the Fund repurchase Shares that were not accepted for repurchase in connection with this tender offer may again tender those Shares in connection with, and subject to the terms and conditions of, any future tender offer made by the Fund.

If you have any questions, please refer to the attached Offer to Repurchase document, which contains additional important information about the repurchase offer, or call (833) 741-7382.

Sincerely,

Fairway Private Equity & Venture Capital Opportunities Fund